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                                                                      Exhibit 16

[LOGO]
 KPMG

                2l00 Dominion Tower
                999 Waterside Drive
                Norfolk, VA 23510




                                  March 29, 2002



Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:


We were previously principal accountants for Easy Money Holding Corporation and, under the date of February 16, 2001, we reported on the consolidated financial statements of Easy Money Holding Corporation as of and for the years ended December 31, 2000 and 1999. On October 2, 2001, we declined to stand for re-election. We have read Easy Money Holding Corporation's statements included under the heading Changes in and Disagreements with Accountants on Accounting and Financial Disclosure in the prospectus dated March 29, 2002 and agree with the statements contained in paragraphs 1, 2 and 3. We have no basis to agree or disagree with the statement contained in paragraph 4.



                                                Very truly yours,

                                                /s/ KPMG LLP